                                           FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-36480

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 22, 2000)

                          [LOGO] REGIONAL BANKS HOLDRs

                       1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated June 22, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS SM Trust.

   The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                             Primary
                                                      Share  Trading
                 Name of Company              Ticker Amounts Market
      --------------------------------------  ------ ------- -------
      AmSouth Bancorporation                   ASO       12   NYSE
      Bank One Corporation                     ONE       33   NYSE
      BB&T Corporation                         BBT       10   NYSE
      Comerica Incorporated                    CMA        5   NYSE
      Fifth Third Bancorp                      FITB    13.5  NASDAQ
      First Union Corporation                  FTU       29   NYSE
      FleetBoston Financial Corporation        FBF       25   NYSE
      KeyCorp                                  KEY       13   NYSE
      Marshall & Ilsley Corporation             MI        3   NYSE
      Mellon Financial Corporation             MEL       14   NYSE
      National City Corporation                NCC       18   NYSE
      Northern Trust Corporation               NTRS       7  NASDAQ
      The PNC Financial Services Group, Inc.   PNC        9   NYSE
      State Street Corporation(/1/)            STT        5   NYSE
      SunTrust Banks, Inc.                     STI        9   NYSE
      Synovus Financial Corp.                  SNV        8   NYSE
      U.S. Bancorp(/2/)                        USB    56.83   NYSE
      Wachovia Corporation                      WB        6   NYSE
      Wells Fargo & Co.                        WFC       24   NYSE

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     (1)  State Street Corporation has announced a 2-for-1 stock split on its common stock payable to shareholders of record as of April 30, 2001. Subject to shareholder approval, State Street will begin trading on a split-adjusted basis on May 31, 2001. As of June 5, 2001, the share amount of State Street, represented by a round lot of 100 Regional Bank HOLDRS, will be 10.
     (2) On February 27, 2001, U.S. Bancorp completed its merger with Firstar Corporation, both of which were formerly included in the Regional Bank HOLDRS. As a result of the merger, each share of U.S. Bancorp was exchanged for 1.265 new shares of U.S. Bancorp common stock and each share of Firstar was exchanged for one share of U.S. Bancorp common stock. The share amount of U.S. Bancorp represented by a round-lot of 100 Regional Bank HOLDRS is now 56.830.

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 30, 2001.